Filed Pursuant to Rule 433

Final Term Sheet

May 5, 2016

Relating to Preliminary Prospectus Supplement

dated May 5, 2016

Registration Statement No. 333-209704

Time Warner Inc.

$800,000,000 2.95% Notes due 2026

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.
Securities:	$800,000,000 2.95% Notes due 2026 (the “Notes”)
Size:	$800,000,000
Maturity Date:	July 15, 2026
Coupon:	2.95%
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017
Price to Public:	98.702%
Benchmark Treasury:	1.625% due February 15, 2026
Benchmark Treasury Yield:	1.749%
Spread to Benchmark Treasury:	Plus 135 bps
Yield:	3.099%
Make-Whole Call:	Treasury Rate plus 20 bps at any time prior to April 15, 2026 (three months prior to maturity); par call at any time on or after April 15, 2026
Expected Settlement Date:	May 10, 2016 (T+3)
Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000
CUSIP/ISIN:	887317 BA2 / US887317BA21
Ratings:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc. Société Générale Wells Fargo Securities, LLC
Senior Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 800-831-9146, Credit Agricole Securities (USA) Inc. toll free at 866-807-6030, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322 and Mizuho Securities USA Inc. toll free at
866-271-7403.